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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE                        CONTACTS:  Donald Y. Sharp
                                                        Investor Relations
                                                        (770) 857-7118

                                                        Colleen D. D'Alessandro
                                                        Corporate Communications
                                                        (770) 857-7188



                         FIRST DATA CORPORATION REPORTS
        RECORD 1997 THIRD QUARTER AND NINE MONTHS OPERATING PERFORMANCE


     HACKENSACK, N.J., October 22, 1997 -- First Data Corporation (NYSE: FDC) today announced that the Company achieved record operating performance for the third quarter and nine months of 1997.

     Operating revenues were up 2% for the quarter and 7% for the nine months, to $1.28 billion and $3.84 billion, respectively. This revenue growth was impacted negatively by the divestitures of MoneyGram in late 1996, GENEX in early 1997 and FIRST HEALTH in July 1997. Revenues from continuing operations, excluding the effect of these divestitures, increased 13% for the quarter and 15% year-to-date.

     FDC's net income for the quarter was $194 million, up 16% from $167 million in 1996's third quarter; and net income for the nine months, excluding nonrecurring charges noted below, increased 16% to $489 million from $422 million in 1996's first nine months. Earnings per share were $0.42 in the quarter, up 17% from $0.36 a year ago and for the nine months were $1.06 compared with $0.91 last year, an increase of 16%. The nine months results exclude previously reported net losses from divestitures and related impairment charges and restructuring charges of $187 million in 1997 and $10 million in 1996.

     Domestic card issuer services continues to produce very strong operating results. Revenue was up 30% in the quarter (24% excluding acquisitions). Total domestic card accounts on file increased 26% to 150 million accounts at quarter-end, with two-thirds of the increase from new client accounts and one-third from existing client growth. Servicing revenues (credit application processing, customer service and collection services) were up 44% and information

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FIRST DATA REPORTS OPERATING RESULTS - PAGE 2



services revenue, excluding acquisitions, was up 86%, which reflects the successful offering of value-added services to the existing processing client base.

     Payment instruments revenue increased 20% for the quarter, driven by money transfer transaction growth of 33%. Mexican money transactions grew 32%, up from 19% in the first half, aided by the acquisition of Orlandi Valuta. Growth trends also continue to be very positive in international and commercial money transfer, financial services and electronic business tax filing services.

     Domestic merchant processing volume increased 20% and transactions processed were up 15 %, reflecting the expansion and growth of the bank alliances. Strong revenue growth in the regional bank alliances was partially offset by a decline in business processed for other acquirers and in certain purchased portfolios with no active sales support, and by the impact of the transfer of business to the Chase alliance which is reported on the equity method of accounting. These factors resulted in overall revenue growth of 7%.

     International card services revenue increased 19% for the quarter. Investment processing services revenue was up 5%, while specialty services revenues were flat.

     Margins again showed positive trends for the quarter and nine months. Pretax margin, including tax equivalent gross-up on investments, was 24.9% for the quarter compared with 22.3% for the same period last year, and net after tax margin was 15.0% versus 13.2%. For the nine months, excluding divestitures, related impairment charges and restructuring charges, pretax margin was 21.2% compared with 19.8% a year ago.

     Ric Duques, FDC Chairman and Chief Executive Officer, said "The Company continues to achieve solid progress in a challenging market environment. While divestitures and certain market and business factors have held third quarter growth below our longer term objective, we are making significant investments to expand on our leading business positions, notably in electronic commerce, with the development of electronic check acceptance and electronic bill presentment and payment services, and in information-based products for our card issuer clients. We are also continuing to seek additional acquisition opportunities that complement our existing core competencies, and to evaluate slower growing, noncore businesses in relation to FDC's long term strategic focus."



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FIRST DATA REPORTS OPERATING RESULTS - PAGE 3



     After reviewing current results and expectations, the Company is revising its outlook for the year and expects earnings for the year to be in the range of $1.51 - $1.56 per share. This revised outlook reflects the lower current rate of revenue growth in domestic merchant processing, the absence of sustained growth in certain noncore businesses, and the level of investment being made in the development of new services.

     The Company's Board of Directors earlier approved a share buy-back of up to
20.4 million FDC shares for the anticipated redemption of the outstanding convertible debentures which are redeemable beginning in December of this year. To date, 13.6 million shares have been repurchased. In addition, the Company has sold put options representing another 2.5 million shares. The purchase of additional shares will be subject to market conditions.

     First Data and its business units provide payment systems, electronic commerce and information management services to financial institutions, merchants, insurance companies, public utilities and consumers around the world. For further information about First Data, visit the Company's web site on the Internet at www.firstdatacorp.com.


NOTICE TO INVESTORS, PROSPECTIVE INVESTORS AND THE INVESTMENT COMMUNITY

     This press release includes forward-looking statements that express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. As more fully described in First Data's 10-Q for the quarter ended June 30, 1997, important factors upon which First Data's forward-looking statements are premised include the following (changes in any of these assumptions could cause actual results to differ from the forward-looking statements): (i) continued transaction growth in First Data's major product lines at historical levels; (ii) achievement of expected acceptance and growth of new product initiatives; (iii) absence of material client consolidations;
(iv) successful management of pricing pressures through cost efficiencies; and
(v) continuation of the current interest rate and foreign exchange environments.


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